EXHIBIT 4


ALEX, BROWN & SONS
     INCORPORATED

ESTABLISHED 1800   AMERICA'S OLDEST INVESTMENT BANKING FIRM
                                   REPLY TO: P.O. BOX 515
                                   BALTIMORE, MD 21203
MEMBERS:  NEW YORK STOCK EXCHANGE, INC AND OTHER LEADING
EXCHANGES


                                   December 8, 1995


THE EARTH TECHNOLOGY CORPORATION (USA)
100 West Broadway, Suite 5000
Long Beach, Ca 90802-75

Members of the Board:

     The Earth Technology Corporation (USA) ("Earth Tech" or the "Company"), Tyco International Ltd. ("Buyer") and T1 Acquisition Corporation, a Delaware Corporation and wholly-owned subsidiary of Buyer (the "Merger Sub"), have entered into an Agreement of Merger dated as of December 7, 1995 (the "Agreement"). Pursuant to the Agreement, the Merger Sub will commence a tender offer to purchase all outstanding shares of the common stock, $.10 par value per share (the "Common Stock"). of Earth Tech ar a price of $8.00 per share, net to the seller in cash. The Agreement also provides that following such tender offer, Merger Sub will be merged with and into Earth Tech (the "Merger"), and that each then outstanding share of common Stock, other than shares held directly or indirectly by Buyer or the Company or as to which dissenters rights have been perfected, will be converted into the right to receive $8.00 per share in cash. You have requested our opinion as to whether the consideration to be received by the holders of the Common Stock pursuant to the Agreement is fair, from a financial point of view, to such holders.

     Alex. Brown & Sons Incorporated ("Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of Earth Tech in connection with the transaction described above and will received a fee for our services, a portion of which is contingent upon the purchase of a majority of the Common Stock by Merger Sub. Alex. Brown previously served as financial advisor to the Board of Directors of the Company with respect to the
Company's acquisition of Summit Environmental Group, Inc.   Alex Brown regularly
publishes research reports regarding the environmental engineering and consulting industry and the businesses and securities of publicly owned companies in that industry. In the ordinary course of business, we may actively trade the securities of the Company for our own account and the account of our customers and, accordingly. may at any time hold a long or short position in securities of the Company.

     In connection with our opinion, we have reviewed certain publicly available financial information concerning Earth Tech and Certain internal financial analyses and other information furnished to us by Earth Tech. We have also held discussions with members of the senior




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management of Earth Tech regarding the business and prospects of the Company.
In addition, we have (i) reviewed the reported price and trading activity for the Common Stock of Earth Tech, (ii) compared certain financial and stock market information for Earth Tech with similar information for certain other environmental engineering and consulting companies whose securities are publicly traded, (iii) reviewed certain recent business combinations in the environmental engineering and consulting industry and performed such other studies and analyses and considered such other factors as we deemed appropriate.

     We have no independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to information relating to the prospects of Earth Tech, we have assumed that such information reflects the best currently available estimates and judgments of management of Earth Tech as to the likely future financial performance of Earth Tech. In addition, we have not made an independent evaluation or appraisal of the assets of Earth Tech, nor have we been furnished with any such evaluation or appraisal. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

     Our opinion expressed herein was prepared for the use of the Board of Directors of Earth Tech and does not constitute a recommendation to the Company's stockholders as to whether they should tender Common Stock owned by them. We thereby consent, however, to the inclusion of this opinion as an exhibit in any filing made with the Securities and Exchange Commission or in materials required to distributed to shareholders of Earth Tech in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the consideration to be received by the holders of the Common Stock pursuant to the Offer and the Merger as contemplated in the Agreement is fair, from a financial point of view, to such holders.

                                          Very truly yours,



                                          ALEX. BROWN & SONS INCORPORATED




                                          /s/ Steven J. Bottum
                                          -------------------------------
                                          Steven J. Bottum
                                          Managing Director